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                                                                       Exhibit 4
                             PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT made this 14th day of August, 1996, by and between QUANTUM CHEMICAL CORPORATION, a Virginia corporation having its principal offices at 11500 Northlake Drive, Cincinnati, Ohio 45249 ("Quantum"), and FIX-CORP INTERNATIONAL, INC., an Ohio Corporation, having its principal offices at 27040 Cedar Road, Suite 218, Cleveland, OH 44122 ("Buyer");

                                     WITNESSETH:

            WHEREAS, Quantum owns and has operated facilities at Heath, Ohio, for the recycling of post consumer polyethylene and other plastic resins; and,

            WHEREAS, Quantum desires to sell such facilities and portions of its post-consumer recycling business associated therewith to Buyer; and

            WHEREAS, Buyer desires to purchase such facilities and portions of the post-consumer recycling from Quantum upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements set forth in this Agreement, the parties hereto do hereby agree as follows:

     1. ASSETS TO BE ACQUIRED. Subject to the terms and conditions set forth in this Agreement, at Closing (as later defined) Quantum agrees to sell, convey, transfer, assign and deliver to Buyer and Buyer agrees to purchase and accept, as hereinafter provided, the following assets, rights and property (i) constituting Quantum's Resource Recovery plant at Heath. Ohio and (ii) relating to portions of Quantum's post-consumer plastic recycling business (collectively referred to as the "Assets").

     1.01. A parcel of land and all buildings and improvements upon it (the "Premises") as described more full described in Schedule 1.01A, subject to the reservations, easements, and


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exceptions set forth in Schedule 1.01B and the existing or potential claims, litigation, suits, charges, actions, governmental investigations or other proceedings set forth in Schedule 5.08.

     1.02. Personal property consisting of two parallel plastics recycling lines (known as Line 7 and Line 8) composed of three primary processing areas (dry processing, wet processing and finishing); bulk blending; truck scale; office and shipping facilities; and other machinery and equipment. A listing of the machinery and equipment for Line 7 and Line 8, plant support and obsolete machinery and equipment to be sold and purchased is set forth in Schedule 1.02A. Those assets attributable to that portion of Quantum's post consumer plastics recycling business which is to be acquired by Buyer are set forth in Schedule 1.02B. Notwithstanding those items set forth on Schedule 1.02A, it is the intention of the parties that all personal property, fixtures, equipment and improvements located in the facility as of August 12, 1996 shall be included in the personal property being sold to Buyer as set forth in Schedule 1.02A and 1.02B.

     1.03.  Buyer shall not purchase or acquire from Quantum pursuant to this
Agreement:

     (a) Quantum's accounts receivable or notes receivable attributable to Quantum's post-consumer plastics recycling business;

     (b)    Any of Quantum's covered hopper rail cars and vehicles not listed in
            Schedule 1.02A;

     (c) Any trade name of Quantum or any right to use any trade name of Quantum;

     (d) Any trademarks of Quantum or any right to use any trademarks of Quantum;

     (e) Any portion of Quantum's post consumer plastics recycling business not set forth in Schedule 1.02B;

     (C) Any finished goods inventories not located upon the Premises at Closing;

     (g) Any office equipment (including, but not limited to, personal computers, Telephones and copy machines) located upon the Premises at Closing and covered under master leases held by Quantum or owned by Quantum which is not listed in Schedule 1.02A; and,


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     (h)    Any records or documents related to the operation of the Assets which are not located on the Premises at Closing.

     2. PURCHASE PRICE. Buyer shall pay to Quantum for the Assets a total purchase price of THREE MILLION FOUR HUNDRED THOUSAND DOLLARS ($3,400,000.00) (the "Purchase Price").

     2.01. The parties have agreed to allocate the purchase price among the Assets on the basis set forth in Schedule 2.01.

     2.02.  The Purchase Price shall be paid as follows:

     (a) TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) to be paid upon the signing of this Agreement and to be held and administered in accordance with the terms and conditions of this Agreement;

     (b) THREE MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($3,150,000.00) to be paid at Closing;

     2.03. The payment specified in Sections 2.02(a) shall be allocated as follows:

     (a) FIFTY THOUSAND DOLLARS ($50,000.00) shall be deemed to be a non-refundable deposit, subject only to Section 2.03(c), required by Quantum in order to remove sale of the facility from the market pending the Closing of this transaction.

     (b) TWO HUNDRED THOUSAND DOLLARS ($200,000.00) to be held in trust by Quantum's attorney subject to release of Buyer's contingencies.

     (c) In addition to the other terms and conditions set forth in this agreement, the deposits referred to Section 2.03(a) and (b) above shall be refunded to Buyer if Quantum fails to perform any of the terms or provisions of this agreement and/or any representation of Quantum as set forth in this agreement is not true or accurate.

     3.     CLOSING.

     3.01. The consummation of the sale and acquisition of the Assets pursuant to this Agreement ("Closing") shall take place at the offices of Quantum at 11500 Northlake Drive, Cincinnati, Ohio, during normal banking hours, Eastern Standard Time, at a mutually convenient


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

and agreeable date and as soon as practical after Buyer has been satisfied with respect to or has waived the due diligence contingencies set forth in Section 9.04, but in no event later than sixty-six (66) days after the execution of this Agreement. In the event the transaction does not close within said sixty-six
(66) day period, subject to the conditions precedent set forth in this Agreement, this Agreement shall terminate in accordance with Section 11.03 or any other provision dealing with termination based up failure to release contingencies.

     3.02. At Closing Quantum will deliver to Buyer a general warranty deed in the form of Exhibit A to this Agreement for the Plant, a bill of sale in the form of Exhibit B to this Agreement for the remainder of the Assets and such other documents as specified in Section 9 of this Agreement or as mutually agreed by the parties or as reasonably required by Buyer.

     3.03. At Closing Buyer will deliver to Quantum all documents to be delivered by Buyer to Quantum pursuant to Article 10 of this Agreement.

     3.04. All documents to be delivered at Closing by either party to the other shall have been reviewed and approved by the parties and their respective legal counsel prior to Closing and as a condition precedent to Closing, subject to the sixty-six day limit for Closing in Section 3.01.

     4.     TAXES. ASSESSMENTS. UTILITIES. TRANSFER TAXES AND FEES

     4.01. Real estate and personal property taxes ("Tax" or "Taxes") imposed upon the Assets for tax year 1995 have been or will be paid by Quantum. Quantum shall give to Buyer at Closing a credit to the Purchase Price sufficient for that portion of the 1996 Taxes representing Quantum's proportionate ownership of the Plant during tax year 1996.

     4.02. Any other similar ad valorem tax, tax or any special assessment imposed on the real or personal property of the Plant shall be prorated between Quantum and Buyer on the basis of the portion of the assessment period falling before and after Closing, respectively.


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     4.03.  The parties shall make all reasonable efforts to change the billing for water, electricity, sewer, telephone and other utilities from Quantum to Buyer as of the date of Closing. All charges for water, electricity, sewage, telephone and other utilities for the billing period encompassing Closing shall be prorated between Buyer and Quantum as of Closing.

     4.04. Any payments by either party to the other pursuant to Sections 4.02 and 4.03, or the prorations therein prescribed, shall be made within ten (10) business days after receipt of invoices from the payee.

     4.05. Buyer will pay or reimburse Quantum for all taxes, fees or other charges payable to any federal, state or local governmental entity, except taxes on or measured by the net income of either party or taxes imposed upon Quantum as a result of any gain on this transaction, as a result of the sale or transfer of the assets and business pursuant to this Agreement or any documents executed, filed or recorded in connection with this Agreement.

     5.     REPRESENTATIONS AND WARRANTIES OF QUANTUM

     Quantum represents and warrants as follows:

     5.01. Quantum is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is qualified and in good standing as a foreign corporation in the State of Ohio.

     5.02. Quantum has full corporate power and authority to make and perform this Agreement and to transfer and vest in Buyer title to all of the Assets.

     5.03. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Quantum have been or will have been, prior to Closing, duly authorized by all requisite corporate action.


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     5.04.  The execution of this Agreement by Quantum and the performance of its obligations under this Agreement will not violate any contract, mortgage, indenture or similar agreement or restriction to which Quantum is a party or constitute a default under any collective bargaining agreement or other agreement to which Quantum is a party and which pertains to the Plant.

     5.05. Quantum has and will convey to Buyer fee simple title to all of the real estate and appurtenances set forth in Schedule 1.01 A free and clear of all liens, encumbrances or other charges, except as disclosed in Schedule 1.01B with possession of the Premises and Assets to take place immediately after Closing.

     5.06. Quantum is the sole and exclusive title owner of all the personal and other tangible property to be transferred to Buyer as set forth in Schedule 1.02A and Schedule 1.02B. Quantum shall transfer such assets to Buyer in the same condition they were in on June 5, 1996, ordinary wear and tear excepted, free and clear of all liens, encumbrances and/or claims by any other person or entity except those listed on Schedule 5.08.

     5.07. Quantum's facility is in compliance in all material respects with all laws, regulations, ordinances, decrees and orders relating to health and environmental controls, including but not limited to sprinkler system and pollution control equipment relating to health and environmental controls.

     5.08. Except with respect to the matters listed in Schedule 5.08 or to which Quantum has given or shall give notice to Buyer in writing, there are (a) no litigation, suits, charges, actions, findings, governmental investigations, reports or orders or other proceedings of any kind or nature threatened or pending against Quantum which would materially effect Quantum's right to convey the real and personal property required by this Agreement. (Such governmental


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investigations and reports as referred to above shall include the Department of
Labor, OSHA and any EPA agency; the plant, facility and assets are not subject to any contract or agreement with any labor union, organization or collective bargaining agreement which would be subject to of materially effect transfer of the assets as contemplated by this agreement; that none of the restrictions and matters set forth in Schedule 1.01B, materially affect the use and operation of the facility and assets), and (b) no administrative or judicial proceedings arising under any federal, state or local law or provision relating to the regulation of the discharge of materials into the environment or otherwise relating to the protection of health and environment, whether initiated by a third party or by Quantum, pending or, to the knowledge, information and belief of Quantum, threatened against or relating to or involving the Premises or Assets or the business to be sold to Buyer pursuant to this Agreement, or the transaction contemplated by this Agreement.

     5.09 EXCEPT AS OTHERWISE PROVIDED HEREIN, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES THAT APPLY TO THE TRANSACTIONS CONTEMPLATED HEREIN AND QUANTUM SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY AND ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

     5.10 That the plant, facility and assets are not subject to any contract or agreement with any labor union, organization or collective bargaining agreement.


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

     5.11 That the plant, facility and assets are not subject to any employee or employment contracts, employment benefit or retirement programs of any kind or nature as such relate to this Agreement.

     5.11A That Quantum's Resource Recovery plant located at Heath, Ohio when shut down in October, 1995 was fully operational and would produce the goods and/or products for which it was intended and which it has in the past produced and sold and no modifications or changes to the equipment, plant and facility have been made since October, 1995 which, to the best of Quantum's knowledge, would prevent the facility from starting up and becoming operational. Further that operation of the facility in its current condition which is consistent with its operation in October, 1995 will not violate any Environmental statute, regulation or order. Any previous additions or modifications to the plant and facility by 3DM are not being warranted by Quantum as to their environmental qualifications or acceptability.

     5.12 All inventories, buildings, and fixed assets owned or leased by Quantum located at the facility in Heath, Ohio are and will be adequately insured against fire to the closing date and valid policies therefore are and will be outstanding and duly in force and the premiums will be paid prior to the closing date.

     5.13   That Quantum will make available after Closing for a period of one
(1) year as time permits and with reasonable notice from Buyer, personnel to consult with Buyer and to assist Buyer in re-starting the plant and equipment to the extent that Quantum employs such personnel. Quantum will also make available to Buyer any and all records, manuals, permits, drawings, blueprints, specifications, etc. which deal with equipment specifications and operation, overall operation of the facility and building layout, design and construction. During the period of time from the Closing until 90 days thereafter, Buyer will not be charged by Quantum for any expenses


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incurred by Quantum in sending its personnel to the facility to assist and consult with the Buyer. Thereafter, Buyer will be responsible for paying Quantum for expenses incurred by Quantum's personnel in travel to and from the facility.

     6.     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants as follows:

     6.01. Buyer is a corporation duly organized and validly existing under the laws of the State of Ohio and is in good standing therewith.

     6.02 Buyer has full corporate power and authority to make and perform this Agreement and to acquire title to the Assets Buyer is purchasing under this Agreement.

     6.03. The execution, delivery and performance of this Agreement and the documents contemplated by this Agreement due from Buyer at Closing have been or will have been, prior to Closing, duly authorized by all requisite corporate action.

     6.04. Buyer will complete its due diligence (including, but not limited to, physical inspection of the Premises, the personal property and machinery and equipment) prior to Closing based upon the fact that Buyer is not fully aware of the condition of the Premises and machinery and equipment, and does not have sufficient knowledge and awareness of any potential claims which it may need to assume or resolve.

     7.     SURVIVAL OF REPRESENTATIONS

     The representations and warranties of Quantum and Buyer contained in this Agreement shall survive Closing in accordance with the applicable statutes of limitations.

     8.     COVENANTS AND AGREEMENTS

     8.01. Except as provided elsewhere in this Agreement, Buyer shall assume no liabilities of Quantum including, without limiting the foregoing, any accounts payable relating to the


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Premises, the Assets and the portions of the business to be acquired or any liability of Quantum arising from acts or events occurring prior to Closing.

     8.02. Except as provided elsewhere in this Agreement, Quantum agrees to defend, indemnify and hold harmless Buyer, its officers, directors and employees against and in respect of any and all claims, losses, costs, expenses, obligations and liabilities (including without limiting the foregoing, and subject to the provisions of Section 8.05, below, costs and expenses of litigation and reasonable attorneys' fees) to the extent they arise or result from or relate to (i) any breach by Quantum of any of its representations, warranties, guarantees, agreements, commitments or covenants in this Agreement,
(ii) the operations at or upon the Premises and Quantum's plastics recycling business prior to Closing which shall include, but not be limited to, any liability arising out of or associated with any product, goods or processes sold, delivered or distributed by Quantum, or (iii) any obligation, debt or liability which Quantum shall have agreed to pay, perform or discharge pursuant to this Agreement and/or any undisclosed debt, liability or obligation which occurred, arose or accrued prior to Closing. This Section 8.02 shall not apply to nor include any and all claims, losses, costs, expenses, obligations and liabilities related to environmental damage, contamination, pollution, toxic or hazardous chemicals which claims, losses, costs, expenses, obligations and liabilities are the subject matter of a separate environmental indemnification agreement between the parties in the form of Exhibit C to this Agreement.

     8.03. Buyer agrees to and does hereby indemnify, defend and hold Quantum, its officers, directors and employees harmless against and in respect of any and all claims, losses, costs, expenses, obligations and liabilities (including without limiting the foregoing, and subject to the provisions of Section 8.05 hereof, costs and expenses of litigation and reasonable attorneys' fees)


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to the extent they arise or result from or relate to (i) any breach by Buyer of any of its representations, warranties, guarantees, commitments or covenants in this Agreement, (ii) the operations at or upon the Premises and Buyer's plastics recycling business on and after Closing to the extent unrelated to the items set forth in Section 8.02(iii) above, or (iii) any obligation, debt or liability which Buyer shall have agreed to pay, perform or discharge pursuant to this Agreement. This Section 8.02 shall not apply to nor include any and all claims, losses, costs, expenses, obligations and liabilities related to environmental damage, contamination, pollution, toxic or hazardous chemicals which claims, losses, costs, expenses, obligations and liabilities are the subject matter of a separate environmental indemnification agreement between the parties in the form of Exhibit C to this Agreement.

     8.04. The indemnification provided for in Sections 8.02 and 8.03 shall include any and all claims of liability of any type or nature against the Indemnitee (as this term is defined in Section 8.05, below), except for claims of gross negligence or willful misconduct against the Indemnitee.

     8.05. With respect to any claim for which indemnification is sought pursuant to this Agreement, the party seeking indemnification ("Indemnitee") shall promptly after knowledge of such claim, notify in writing the party from whom indemnification is sought or is owed ("Indemnitor"), in as much detail as is feasible, of the existence and nature of the claim. At its sole cost and expense, and with counsel of its choosing, Indemnitor shall defend against any claim of a third party and shall pay any resulting settlements, judgments or decrees. Indemnitee must have taken reasonable steps to mitigate any damages resulting from any such third party claim. In its notice to the Indemnitor, Indemnitee must grant to Indemnitor the full power, authority and right on Indemnitee's behalf to control the defense or settlement of any such claim, so long as


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Indemnitor diligently prosecutes the defense of the claim or suit. Indemnitor shall keep Indemnitee informed at all times as to the status of the claim, and Indemnitee may, at its own election and expense, participate in the defense of any such claim. Should the Indemnitor, after the Indemnitee has fulfilled its obligations under this Section, fail to defend or to prosecute diligently the defense of any claim of a third party, the Indemnitee, without waiving any rights against the Indemnitor, may defend or settle any such claim and shall be entitled to recover from the Indemnitor the amount of any settlement or judgment or decree and all costs and expenses, including, without limitation, reasonable attorneys' fees. Each of the parties to this Agreement shall extend reasonable cooperation to the other parties in connection with such defense or settlement. The right of the Indemnitor to defend against any such claim shall be limited by the right of an insurance company to defend against the claim if the claim involves an insured risk.

     8.06. After Closing Quantum shall give Buyer, its counsel, accountants, engineers and other representatives access to the Assets' operational records, including customer lists, which had been stored and/or were available prior to Closing either at the adjacent compounding plant or off site of the Plant. Access to such records shall be granted at reasonable times during the regular daytime work hours of the facility or facilities in which the records and documents are stored. Representatives of Buyer inspecting these records and documents must upon request of Quantum execute confidentiality agreements and must comply with the safety and security regulations of the facility in which such inspections are made. Quantum shall have the right to have representatives present at all times during such inspections. Buyer shall have the right to make copies of such records and documents and shall reimburse Quantum for its costs in making any such copies.


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     8.07.  Buyer recognizes that Quantum has shared operations and operating systems between the Premises and the adjacent compounding plant. Buyer will grant access to the Premises to Quantum, its employees, agents and contractors for the purpose of utilizing, repairing, replacing, maintaining or disconnecting shared operations and operating systems for which Quantum shall be financially responsible. With respect to the shared operations or operating systems, Quantum and Buyer agree that:

     (a) Within twelve (12) months after Closing, Quantum shall disconnect its adjacent compounding plant from the Premises' fire pump system at Quantum's sole expense;

     (b) Buyer shall grant to Quantum an easement, in the form of Exhibit D to this Agreement, for the purpose of ingress and egress to and utilization of the truck scale and the rail car unloading area;

     (c) Quantum will maintain and repair the unloading ramps for the rail car unloading area within the easement granted to it by Buyer at its sole expense; and

     (d) Buyer will maintain and repair the truck scale upon the Premises so as to keep its operation in accordance with the standards of the State of Ohio for certified scales at its sole expense.

     8.08. Quantum shall lease to Buyer, in the form of Exhibit E to this Agreement, sufficient linear footage for three (3) rail car spots on the railroad spur located upon the premise of Quantum's adjacent compounding plant.

     8.08A. This agreement is contingent upon Buyer's due diligence and approval of Sections 8.07 and 8.08 above prior to Closing. Should Buyer after completion of its due diligence find the provisions of Sections 8.07 and/or
8.08 to interfere with operation of the equipment, plant or facility or cause excessive expense, the parties shall first endeavor to negotiate a resolution thereof. If they cannot resolve their differences, then this agreement shall terminate,

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Buyers full deposit shall be returned and each of the parties shall be released from the terms and conditions of this agreement.

     8.09. Without Quantum's prior approval, Buyer shall not accept any return of products purchased by Quantum's post-consumer plastic resin customers from Quantum. In the event any customer attempts to return product or notifies Buyer that it intends to return product sold by Quantum, Buyer shall immediately notify Quantum and shall inform Quantum of any reasons stated by a customer for the return of product. Quantum shall then deal directly with the customer concerning such return of product and any credits or refund associated therewith and shall defend, save harmless and indemnify Buyer in regard to any matters associated therewith.

     8.10. Buyer shall not use "Quantum", "Quantum Chemical" or any other similar name for the Premises or the business operated at the Premises which might create the false or erroneous appearance or impression that the Premises is owned or operated by Quantum after the Closing without specific written consent from Quantum, although Buyer shall be entitled to retain as its own and use the telephone number(s) which Quantum used during its ownership of the facility.

     8.11. Quantum agrees to immediately cease any further attempts to market, sell or dispose of the Assets and/or Premises to, and to solicit offers for the purchase or transfer of the Assets and/or Premises from, any prospective third party purchasers or transferee unless or until this Agreement is terminated.

     8.12. For the period between the execution of this Agreement and Closing, Buyer shall have the right to limited, escorted access to the Premises in order to complete its due diligence and/or to show the Premises and machinery and equipment to lenders, investors and employees and to determine how to operate the facility and Buyer's obligation pursuant to this agreement is


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

contingent upon completion of such due diligence to Buyer's satisfaction prior to Closing. In no event will Buyer be permitted to operate the machinery or equipment without Quantum's written consent and without a representative of Quantum present or to make improvements, modifications or repairs to the Premises or the machinery and equipment prior to Closing without Quantum's written consent. Buyer shall make prior arrangements with Quantum's designee for access to the Premises.

     9. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to proceed with Closing are, at Buyer's option, subject to the satisfaction, waiver or release of the following conditions on or before Closing.

     9.01. All of the representations and warranties made by Quantum in this Agreement shall be true and correct as of the time of Closing.

     9.02. Quantum shall have delivered to Buyer an opinion of Quantum's counsel, dated as of Closing, to the effect that:

     (a) Quantum is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is qualified and in good standing as a foreign corporation in the State of Ohio.

     (b) All proceedings required by law or by the provisions of this Agreement or by Quantum's certificate of incorporation or by-laws, or any other document binding upon Quantum, to be taken by Quantum in connection with the due consummation of the transactions contemplated by this Agreement have been duly and validly taken.

     (c) Quantum has complete and unrestricted power to sell, convey, transfer, assign and deliver to Buyer all of the assets to be sold by Quantum to Buyer under this Agreement.

     (d) The sale, conveyances, transfers, and deliveries under this Agreement to Buyer are not in contravention of any applicable federal, state or local law, or of any contract, indenture or other instrument or document to which Quantum is a party or is bound.


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

     9.03. The Assets and the intended use thereof are not or have not been adversely affected in a material way by a casualty or other event, whether insured or uninsured, between the date of this Agreement and Closing. If such a casualty or other event occurs, Buyer shall have the option: (i) proceed with Closing according to the terms of this Agreement, (ii) proceed with Closing except that the Purchase Price shall be reduced by the dollar amount of the cost of repair or replacement of the assets affected, providing the parties to this Agreement can agree on said dollar amount, or (iii) terminate this Agreement, in which event the parties shall have no further obligation under this Agreement and Buyer's entire deposit as set forth in Section 2.02(a) shall be immediately returned to Buyer. Buyer may elect course (ii) and then select course (i) or
(iii) in the event the parties are unable to agree on the cost of repair or replacement. For purposes of this Section 9.03 only, "adversely affected in a material way" shall mean an estimated cost of $250,000.00 or more.

     9.03A. Buyer makes a good faith effort to complete its financing of this transaction by obtaining a firm commitment from its lender or lenders within sixty-six (66) days after the date this Agreement is executed. If Buyer does not obtain a firm commitment for financing satisfactory to Buyer or if this financing contingency is not waived and/or released by Buyer in writing prior to Closing, then all but $50,000.00 of Buyer's deposit as described in Section 2.02(a) shall be promptly returned to Buyer and the parties shall each be released from further liability on this Agreement and Quantum shall be entitled to retain $50,000.00 of Buyer's deposit free and clear of any claim by Buyer.

     9.04 Buyer's obligation to Close this transaction is further contingent upon Buyer's completion of its due diligence within twenty one (21) days after execution of this Agreement by all parties and further that the results of the Buyer's due diligence is satisfactory to Buyer. Such due diligence shall include but not be limited to the following: (a) Buyer verifying and being satisfied that the assets being purchased are sufficient to currently startup and operate the facility and are of the quality represented;
(b) Buyer being satisfied that Quantum's shutting down of the shared operation as described in Section 8.05 and those matters described in Sections 8.07 and
8.08 above will not interfere with Buyer's operation of the facility or cause Buyer to incur additional expenses associated with the shut down and/or the operation of its facility thereafter; (c) Buyer being satisfied that the facility as shut down and when started up and operated after the Closing is in conformance with all Environmental laws, statutes, regulations and orders and has not been notified of any violation in regards thereto and all equipment located in the facility used to comply with Environmental laws, statutes, regulations and orders is operating and in good order and repair; (d) Buyer being satisfied that the plant and facility can be operated and will manufacture the products as represented by Quantum; (e) Buyer being satisfied that it will be able to obtain assistance from Quantum in putting the plant and facility back into operation; and (f) review of Quantum's financials relating to this transaction as described on Schedule 5.08A. This contingency must be released in writing by notice from the Buyer to Quantum within Twenty one (21) days after execution of this Agreement as provided above, otherwise should Buyer fail to release this contingency in writing, each of the parties' obligations pursuant to this Agreement shall terminate and each shall be released therefrom with Buyer's payment/deposit as described in Section 2.02(a) being returned to Buyer within five (5) days thereafter.

     10. CONDITIONS PRECEDENT TO QUANTUM'S OBLIGATION TO CLOSE. The obligation of Quantum to proceed with Closing are, at Quantum's option, subject to the satisfaction, waiver or release of the following conditions on or before Closing.


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

     10.01. Quantum have received the consideration to be paid at or before Closing by Buyer to Quantum pursuant to Sections 2.02(a) and 2.02(b).

     10.02. Buyer shall have delivered to Quantum an opinion of Buyer's counsel dated as of Closing, to the effect that:

     (a) Buyer is a corporation duly organized and validly existing under the laws of the State of Ohio and in good standing therewith.

     (b) All proceedings required by law or by the provisions of this Agreement or by Buyer's articles of organization or operating agreement, or any other document binding upon Buyer, to be taken by Buyer in connection with the due consummation of the transactions contemplated by this Agreement have been duly and validly taken.

     (c) Buyer has complete and unrestricted power to purchase and accept all of the assets sold by Quantum to Buyer under this Agreement and the specific power and authority to execute the promissory note and mortgage contemplated by this Agreement.

     (d) That the purchase and receipt of the Assets from Quantum are not in contravention of any applicable federal, state or local law, or of any contract, indenture or other instrument or document to which Buyer is a party or is bound.

     11.    MISCELLANEOUS.

     11.01. BROKER'S. Quantum and Buyer each represents to the other that it has not retained any broker or finder and that no fee, commission or other compensation is payable to any broker or finder in connection with the transactions contemplated by this Agreement as a result of each one's respective actions.

     11.02. PUBLICITY. Buyer agrees that it will make no public statements, press releases or announcements regarding this transaction until Closing. Should the Buyer breach this provision, then Quantum shall have the right, at its sole discretion, to retain the payment made pursuant to Section 2.02(a) and to terminate this Agreement without recourse by Buyer.


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

     11.03. SURVIVAL OF TERMS. In the event this Agreement is terminated by either party, Sections 8.02 (Quantum's Indemnification of Buyer), 8.03 (Buyer's Indemnification of Quantum), 8.04 (Exceptions to Indemnification), 8.05 (Claims for Indemnification) and 11.02 (Publicity) shall survive such termination and shall be effective in accordance with their respective terms.

     11.04. PARTIES. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns.

     11.05. ENTIRE AGREEMENT. This Agreement contains the full and complete agreement between the parties with respect to the sale by Quantum and purchase by Buyer of the assets which are the subject matter of this Agreement. This Agreement may only be modified or amended by written instrument signed by both parties.

     11.06. NOTICES. All notices, requests, demands and other communications either required or given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery in person to the officers named below or three (3) days after mailing by certified or registered mail, postage prepaid, return receipt requested to the following address:

     IF TO QUANTUM:                          IF TO BUYER:

     Quantum Chemical Company                Fix-Corp International, Inc.
     11500 Northlake Drive                   27040 Cedar Road, Suite 218
     Cincinnati, OH 45249                    Cleveland, OH 44122

     Attention:  President                   Attention:  President




or such other address or person as the parties may designate from time to time.

    11.07. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.


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

    11.08. SCHEDULES AND EXHIBITS. All schedules and exhibits referred to in this Agreement are incorporated into and made a part of this Agreement.

    11.09. BULK SALES. Quantum and Buyer agree that the Uniform Commercial Code and other statutes relating to the bulk sale or transfer of property are not applicable to the transactions contemplated by this Agreement.

    11.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart of this Agreement to produce or account for any of the other counterparts.

    11.11. INVALIDITY. In the event any provision is held invalid or unenforceable, the Parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of the Agreement and, on so agreeing, shall incorporate such substitute provision into this Agreement.

    11.12. EXPENSES. Except as the parties may otherwise agreed, the parties shall bear their respective fees, costs and expenses in connection with the transactions contemplated by this Agreement.

    11.13. WAIVER. No waiver by any party, whether express or implied, of any right under any provision of the Agreement shall constitute a waiver of such party's right at any other time or a waiver of such party's rights under any other provision of the Agreement unless it is made in writing and signed by the President or a Vice President of the party waiving the condition. No failure by any party to this Agreement to take any action with respect to any breach of the Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of the Agreement or to take action with respect to such breach or default or any subsequent breach or default by such other party.

    11.14. SECTION HEADINGS. The section and subsection headings in this Agreement are for convenience of reference only.

    11.15. LIQUIDATED DAMAGES. In the event Buyer fails to consummate the transaction for any reason other than the failure of the contingencies set forth in this Agreement, Quantum will be entitled to retain as liquidated damages, in lieu of any other damages, liabilities, cost or expenses incurred by Quantum and in complete satisfaction of the Buyer's liabilities to Quantum on account of such failure or action, Buyer's payment in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) pursuant to Section 2.02(a).

    11.16. TIME OF ESSENCE. The parties to this Agreement agree that time is of the essence in the performance of duties and obligations required of or pursuant to this Agreement.

    11.17. RELEASE; TERMINATION. Upon execution of this Agreement, Quantum hereby releases and discharges Buyer and Buyer's officers and directors from any claims, demands or liabilities associated with Case No. A-96-2928 pending in the Common Pleas Court of Hamilton County, Ohio. Furthermore, prior to the completion of Closing, in the event that any legal action is commenced against Buyer by any person or entity not a party to this transaction which has as a basis for the claim alleged therein Buyer's proposed purchase of Quantum's Heath, Ohio facility and/or any of the assets being set forth in this agreement, then Buyer shall have the option of terminating this agreement and receiving an immediate return of its payment/deposit made to Quantum as set forth in Section 2.02(a) above.

    IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed by their authorized representatives as of the day and year first set forth above.


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

QUANTUM CHEMICAL CORPORATION           FIX-CORP INTERNATIONAL, INC.

                              [Signatures -See Page 24]

By:                                    By:
   ----------------------------            -----------------------------

Attest:                                Attest:
        -----------------------                -------------------------


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


    IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to duly executed by their authorized representatives as of the day and year first set forth above.

QUANTUM CHEMICAL CORPORATION           FIX-CORP INTERNATIONAL, INC.


By:                                    By:
   ----------------------------            -----------------------------

Attest:                                Attest:
        -----------------------                -------------------------


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